Filed Pursuant to Rule 424(b)(3)
Registration No. 333-266643

PROSPECTUS SUPPLEMENT No. 6
(to prospectus dated August 18, 2022)

Vertical Aerospace Ltd.

UP TO 20,000,000 ORDINARY SHARES

This prospectus supplement amends and supplements the prospectus dated August 18, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-266643). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 6-K, which was filed with the U.S. Securities and Exchange Commission on February 7, 2023 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ordinary shares and public warrants are listed on the New York Stock Exchange (“NYSE”) under the symbol “EVTL.” On February 6, 2023, the last reported sale price of our ordinary shares as reported on the NYSE was $1.97 per share. Our public warrants are listed on the NYSE under the symbol “EVTLW.” On February 6, 2023, the last reported sale price of our public warrants as reported on NYSE was $0.29 per warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 7, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO SECTION 13A-16 OR 15D-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of February 2023

Commission File Number: 001-41169

Vertical Aerospace Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Unit 1 Camwal Court, Chapel Street

Bristol BS2 0UW

United Kingdom

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒           Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

INFORMATION CONTAINED IN THIS REPORT ON FORM 6-K

On February 7, 2023, the United Kingdom Secretary of State for Business, Energy and Industrial Strategy and Secretary of State for Transport jointly announced an investment of GBP £113 million in hydrogen and all-electric flight technologies through the Aerospace Technology Institute (ATI) grant funding programme.

Vertical Aerospace Ltd. (the “Company”) expects its wholly-owned subsidiary, Vertical Aerospace Group Ltd (“Vertical Aerospace”) to be the recipient of a grant totalling up to GBP £14,348,905 from the announced investment. This grant will be paid in installments over the duration of the project, which is expected to be approximately three years. The grant will be used by Vertical Aerospace to develop a prototype propulsion battery system for aerospace applications, including as part of Vertical Aerospace’s electric vertical take off and landing (eVTOL) aircraft. Receipt of the grant is subject to the issuance by the applicable government agency of the formal grant offer letter and entry into by Vertical Aerospace of a collaboration agreement with a university partner, both of which events the Company expects to occur by 31 March 2023, and to the terms and conditions of the award set out in the grant offer letter (which include, inter alia, that the ATI funding will contribute only 50% of Vertical Aerospace’s eligible costs in connection with the prototype battery development).

Forward-Looking Statements

Certain statements in this Report of Foreign Private Issuer on Form 6-K (the "Form 6-K") constitute “forward-looking” statements and information, within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 that relate to our current expectations and views of future events, including statements regarding the receipt of anticipated funding and technology development. These forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including, without limitation, the following: the possibility of the expected grant funding not being received in whole or in part, including as a result of a failure to enter into necessary agreements with third parties or the non-fulfilment of other conditions precedent, the early termination of the grant funding programme, failure to adhere to the terms and conditions applicable to the project, Vertical’s failure to secure sufficient resources to be able to claim the full eligible amount of the grant funding, and failure to progress the technology development project according to Vertical’s current plans, any or all of which could result in Vertical receiving less than, or ultimately none of, the anticipated funding described herein; Vertical’s limited operating history without manufactured non-prototype aircraft or completed eVTOL aircraft customer order; Vertical’s history of losses and the expectation to incur significant expenses and continuing losses for the foreseeable future; the market for eVTOL aircraft being in a relatively early stage; the potential inability of Vertical to produce or launch aircraft in the volumes and on timelines projected; the potential inability of Vertical to obtain the necessary certifications on the timelines projected; any accidents or incidents involving eVTOL aircraft could harm Vertical’s business; Vertical’s dependence on partners and suppliers for the components in its aircraft and for operational needs; the potential that certain of Vertical’s strategic partnerships may not materialize into long-term partnership arrangements; pre-orders Vertical has received for its aircraft are conditional and may be terminated at any time by either party and any pre-delivery payments may be fully refundable upon certain circumstances; any potential failure by Vertical to effectively manage its growth; Vertical’s dependence on our senior management team and other highly skilled personnel; and the other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission (“SEC”) on April 29, 2022, as such factors may be updated from time to time in Vertical’s other filings with the SEC. Except as required by applicable law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vertical Aerospace Ltd.

Date: February 7, 2023	By:	/s/ Vincent Casey
Vincent Casey
Chief Financial Officer